Exhibit 99.1

News

FOR IMMEDIATE RELEASE
Contact: Beth Fagan
Vice President, Public Affairs
314-854-4093

BROWN SHOE REPORTS NOVEMBER SALES
FOR FAMOUS FOOTWEAR AND NATURALIZER RETAIL

            ST. LOUIS, MISSOURI, December 2, 2004 -- Brown Shoe Company, Inc. (NYSE: BWS) today announced November sales for its Famous Footwear and Naturalizer Retail operations.

            Famous Footwear's sales for the four-week period ended November 27, 2004, were $79,300,000 versus $74,600,000 for the same period last year (ended November 29, 2003). Same store sales were up 2.1 percent, as the chain enjoyed a solid start to the holiday shopping season.

            Sales at Brown Shoe's Naturalizer retail division, a 381-store chain selling the Naturalizer brand of women's footwear in the U.S. and Canada, were $17,200,000 in November, compared to $16,400,000 last November. Same-store sales were down 0.9 percent.

Year-to-Date Performance:

            Year-to-date sales for Famous Footwear, the 928-store chain selling brand-name family footwear for less, were $932,900,000 compared to $906,200,000 for the same 43-week period last year, with same-store sales even with last year.

            Naturalizer's year-to-date sales for the 43-weeks ended November 27, 2004 were $160,700,000 compared to $158,700,000 for the same period last year. Same-store sales for the period were down 1.5 percent.

MONTH AND YEAR-TO-DATE SALES (millions)

	FY 2004 (11/27/04)	FY 2003 (11/29/03)	% Change	Same-Store % Change	Stores Open 11/27/04 vs. 11/29/03
Nov. -Famous Footwear	$ 79.3	$ 74.6	6.3	2.1	928	906
Y-T-D -Famous Footwear	932.9	906.2	2.9	0.0

Nov. -Naturalizer	17.2	16.4	4.6	(0.9)	381	383
Y-T-D -Naturalizer	160.7	158.7	1.2	(1.5)

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Highlights for the month

  Famous Footwear opened new stores in the following markets: Phoenix, AZ; Yuma, AZ; Glenwood Springs, CO; Melbourne, FL; Seminole, FL; Lihue, HI; Natick, MA; Queens, NY; Rocky Point, NY; Tannersville, PA; Dallas, TX, American Fork, UT; Layton, UT; Taylorsville, UT; Issaquah, WA and Delafield, WI.

Brown Shoe is a $1.8 billion footwear company with worldwide operations. The Company operates the 900-store Famous Footwear chain, which sells brand name shoes for the family. It also operates 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie and Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Bob-the-Builder, Spider-Man and Disney character footwear for children. Brown Shoe press releases are available on the Company's web site at http://www.brownshoe.com.

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